United States Securities and Exchange Commission
Washington, DC 20549
Schedule 14A
(Rule 14a-101)

Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

Filed by the Registrant
Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to § 240.14a-12

REGISTER.COM, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PROXY STATEMENT SUPPLEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 28, 2005
10:00 A.M. EASTERN DAYLIGHT TIME
OFFICES OF KRONISH LIEB WEINER & HELLMAN LLP
1114 AVENUE OF THE AMERICAS, 46TH FLOOR
NEW YORK, NEW YORK 10036

Dear Stockholder:

This letter supplements and amends Register.com, Inc.'s proxy statement, dated September 20, 2005, that was furnished to stockholders in connection with the solicitation of proxies on behalf of the Board of Directors of Register.com for use at the upcoming October 28, 2005 special meeting of stockholders. This proxy statement supplement contains additional information you should review in connection with the special meeting.

At the special meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of August 9, 2005, between Register.com, Inc., Ranger Holdco, Inc. and a wholly-owned subsidiary of Ranger Holdco, Inc. Ranger Holdco, Inc. is an affiliate of Vector Capital Corporation, a private equity firm that is sponsoring the acquisition. If the merger contemplated by the Agreement and Plan of Merger is completed, Register.com will become a subsidiary of Ranger Holdco, Inc., and you will receive $7.81 in cash, without interest, for each of your shares of common stock.

Your vote is very important. We cannot complete the merger unless the merger agreement is approved by holders of at least a majority of all the outstanding shares of the Company's common stock. You may vote if you are a stockholder of record on September 20, 2005. It is important that your shares be represented and voted at the special meeting. Please vote in one of these ways:

•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope;

•	VOTE IN PERSON by appearing at the special meeting;

•	USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card; or

•	VISIT THE WEB SITE noted on your proxy card to vote via the Internet.
Sincerely,
RONI JACOBSON Secretary

This proxy statement supplement is dated October 18, 2005 and is first being mailed to stockholders on or about October 18, 2005.

PROXY STATEMENT SUPPLEMENT

You are being asked to vote upon a proposal to approve the agreement and plan of merger (which we sometimes refer to as the "merger agreement") that provides for Register.com, Inc. (which we sometimes refer to as "Register.com" or the "Company") to be acquired by a subsidiary of Vector Capital Corporation (which we sometimes refer to as "Vector"), which is a private equity firm that is sponsoring the acquisition that will control Register.com following the completion of the transaction.

Upon completion of the merger, you will receive $7.81 in cash, without interest, for each of your shares of Register.com common stock, unless you properly exercise your appraisal rights. Register.com's Board of Directors appointed a Special Committee to evaluate the merger. The Special Committee unanimously recommended the Board of Directors determine that the merger is fair to and in the best interests of Register.com and its stockholders. Your Board of Directors has determined that the merger is fair to and in the best interests of Register.com and its stockholders and has approved the merger agreement and the merger. Your Board recommends that stockholders vote FOR approval of the merger agreement at the special meeting.

As previously disclosed in the proxy statement, dated September 20, 2005, which you were previously provided (which we sometimes refer to as the "Initial Proxy Statement"), on August 17, 2005 a putative class action complaint was filed in the Court of Chancery of the State of Delaware in and for New Castle County, naming Register.com and certain of its directors as defendants. The action, Murray Augenbaum v. Register.com, Inc., et al., Filing ID 6509556, challenged the merger agreement. On September 29, 2005, the plaintiff in that case filed a proposed amended complaint alleging, among other things, certain disclosure deficiencies on the part of Register.com and breaches of fiduciary duties on the part of defendants in connection with the merger agreement. This proxy statement supplement (which we sometimes refer to as this "Supplement") is being provided to you as part of a settlement of those claims.

Accordingly, you are encouraged to carefully read the Initial Proxy Statement and this Supplement in their entirety.

THE MERGER

Supplementary Details Regarding the Background of the Merger

The following supplementary details should be read in conjunction with the Background of the Merger section of the Initial Proxy Statement.

Since 2004, the Company's Board of Directors, with the assistance of Credit Suisse First Boston LLC as its financial advisor and Kronish Lieb Weiner & Hellman LLP and Wachtell, Lipton, Rosen & Katz as legal counsel, has been exploring strategic alternatives for the Company, including, in particular, discussions with another leading domain name registrar regarding a potential strategic business combination. Numerous possible transaction structures were considered in the course of discussions with this party, including a merger, an acquisition of the other party by the Company for cash and stock with the Company's management remaining in place, and a potential strategic combination in which the Company would have a major shareholder. Ultimately, these discussions did not move beyond a preliminary stage because the parties were not able to agree on basic terms such as valuation, relative ownership, and governance. These discussions ended in early May 2005 when it was determined that an agreement favorable to the Company could not be reached. The domain name registrar in question was later contacted in connection with the Board's process of pursuing value maximizing opportunities and indicated that it did not wish to pursue an acquisition of the Company.

As described in the Initial Proxy Statement, on June 7, 2005, Mr. James A. Mitarotonda approached the Chairman of the Company's Board of Directors, Mitchell I. Quain, and informed him that Barington Companies Equity Partners, L.P. (a partnership the general partner of which is controlled by Mr. Mitarotonda) (which we sometimes refer to as "Barington") or an affiliate was interested in pursuing a purchase transaction for the Company. In a letter dated June 9, 2005, RCM Acquisition Co., LLC, a limited liability company of which Mr. Mitarotonda is the managing member (which we sometimes refer to as "RCM"), informed the Company that it was willing to pursue a proposal to acquire all of the outstanding shares of the Company's common stock for a price of $7.10 per share in cash.

As described in the Initial Proxy Statement, RCM's offer was rejected, and the Company issued a press release announcing that the Board had rejected RCM's proposal and announced that the Company had instructed its financial advisor to assist the Company with exploring available alternatives to maximize stockholder value, including potential further discussions with RCM. In addition, a special committee (the "Special Committee") of the Company's Board was formed to evaluate any future offer and/or transaction with RCM and to otherwise oversee the conduct of the Company's process of exploring strategic alternatives.

Beginning in mid-June 2005, the Company, through its financial advisor, was in contact with a number of potential transaction partners. A number of these parties contacted the Company directly and others were affirmatively sought out by the Company. Of the various prospects, the Company engaged, directly and indirectly, 23 potential transaction parties. Of these 23 parties, 13 were potential strategic partners which had existing registrar operations and/or complimentary lines of business, and 10 were financial sponsors and other non-strategic partners, four of which were believed to have existing investments in registrars or related businesses. Six of these potential transaction parties entered into confidentiality agreements with the Company, including RCM and Vector Capital Corporation ("Vector"). Vector initially provided an oral indication that it might be willing to explore a transaction in the range of $7.50-$8.25 per share. Mark Cuban was among the parties contacted who expressly declined to pursue a transaction with the Company.

Through June and during the balance of July, the Company conducted a process of identifying and pursuing value-maximizing alternatives, including receiving preliminary indications of interest from five potential purchasers, holding management presentations and facilitating due diligence. At the end of this process, Vector indicated in writing that it would be willing to explore a transaction in the range of $8.00-$8.25, and later specified a price of $8.10 (subject to various terms and conditions). RCM indicated that it would consider a purchase transaction for the Company in a price range of $7.25 to $7.40 per share, and later indicated a price ceiling of $7.50 per share.

In addition, the Company, through its financial advisor, continued discussions with the only other remaining bidder, a financial sponsor that had been involved in the Company's process. The Company continued to supply due diligence information to that party, as well as to encourage it to continue exploring its interest in a potential transaction. Despite the Company's encouragement, that financial sponsor did not move past the preliminary indication of interest and due diligence stage, and did not ultimately make an offer for a transaction with the Company.

On July 29, 2005, Vector submitted a written proposal in respect of a transaction that would provide the Company's stockholders with $8.10 per share in cash. Vector's proposal was subject to, among other things, (1) the support, by way of a voting agreement, of Barington and its affiliates, (2) confirmatory financial diligence by its financing sources and (3) the satisfactory negotiation of remaining open issues. The open issues were not specified in the written proposal but in the attached contract mark-up and included, among other things, Vector's request for a "minimum net cash" closing condition the amount of which had not yet been determined (and was subsequently determined by Vector as an element of its best and final offer), the appropriate interim operating covenants that would govern the Company's activities during the period between signing and completion of the transaction, a cap on the Company's transaction related expenses, the level of any termination fee and the appropriate triggers for any such fee. Because of these material remaining open issues, the Company did not view Vector's offer as a firm offer at that time.

As described in the Initial Proxy Statement, the Company continued its discussions with RCM and Vector on separate tracks and did not permit Barington and Vector to negotiate directly with each other. On August 5, 2005, Vector insisted that it would not continue with negotiations unless it were permitted to speak to Barington. On a conference call on that date among representatives of the Company, Vector, and Barington, Barington indicated its support for a transaction on the terms proposed by Vector and at a price of $8.10 per share (subject to adjustment to not less than $7.90 per share if certain events occurred). Vector then indicated that it would require additional equity financing to pursue the transaction. Barington informed Vector that it was not prepared to commit at that time to invest in the surviving corporation. As a result, Vector informed the Company that it was not then prepared to proceed on the terms under discussion, as Vector had anticipated that Barington would be willing to provide a portion of the equity financing. On August 8, 2005, Vector reengaged the Company at a best and final offer of $7.81 per share in cash without the previously discussed downward price adjustment, and without requiring the participation of, or a voting agreement from, Barington. On the same day, RCM submitted its best and final proposal to purchase the Company at a price of $7.70 per share in cash. After being informed of Vector's proposal, RCM declined to present a counter offer.

After deliberations described more fully in the Initial Proxy Statement, the Special Committee and Board of Directors approved Vector's proposed transaction.

Supplemental Information Regarding Register.com's Financial Advisor's Relationships with Certain Affiliates of Vector

Credit Suisse First Boston acted as lead arranger for a first and second lien debt financing for a portfolio company of Vector in February 2005, and certain investment funds affiliated or associated with Credit Suisse First Boston are limited partners in a private equity fund managed by Vector. As of June 30, 2005, these investment funds held in the aggregate less than 5% of the outstanding limited partnership interests in such Vector fund.

FORWARD-LOOKING STATEMENTS

This proxy statement includes and incorporates by reference statements that are not historical facts. These statements are "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995) based, among other things, on the current plans and expectations of Register.com relating to analyses of value and expectations of anticipated growth in the future and future success under various circumstances, and, as such, these forward-looking statements involve uncertainty and risk. These forward-looking statements are contained in the sections entitled "Summary Term Sheet for the Merger" and "The Merger" and other sections of this proxy statement. These forward-looking statements should be read in conjunction with the section entitled "Risk Factors" in Register.com's Quarterly Report on Form 10-Q for the period ending June 30, 2005 and its Annual Report on Form 10-K for the year ended December 31, 2004, which describe many of the external factors that could cause Register.com's actual results to differ materially from its expectations. Register.com's Form 10-Q and Form 10-K are on file with the Securities and Exchange Commission, and copies are available without charge upon written request to: Secretary, 575 Eighth Avenue, 8th Floor, New York, New York 10018. The Form 10-Q and Form 10-K are also available via the Internet at www.sec.gov. In addition, actual results could differ materially from the forward-looking statements contained in this proxy statement because of many factors including, among others, uncertainty of future revenue and profitability from existing businesses, increasing competition across all segments of the domain name registration business, risks associated with high levels of credit card chargebacks and refunds, uncertainty regarding the introduction and success of new top level domains, customer acceptance of new products and services offered in addition to, or as enhancements of registration services, uncertainty of regulations related to the domain registration business and the Internet generally, the rate of growth of the Internet and domain name industry, risks associated with any extraordinary transactions Register.com may pursue, uncertainty regarding Register.com's identified material weaknesses and the potential identification of additional control deficiencies as material weaknesses and uncertainty regarding Register.com's ability to comply with Nasdaq listing requirements. In addition, Register.com may not be able to complete the proposed transaction on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including the failure to obtain approval of our stockholders, regulatory approvals or to satisfy other customary closing conditions.

Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in any forward-looking statement. We do not undertake any obligation to update the forward-looking statements contained or incorporated in this proxy statement to reflect actual results, changes in assumptions, or changes in other factors affecting these forward-looking statements.

All information contained in this proxy statement with respect to Vector, Ranger Holdco and Merger Sub, the source and amounts of funds for the merger and post-merger plans has been supplied by and is the responsibility of Vector and Ranger Holdco.

WHERE YOU CAN FIND MORE INFORMATION

Register.com is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Register.com files reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

We have authorized no one to give you any information or to make any representation about the merger or our company that differs from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.